UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            September 9, 2002

Gateway Energy Corporation
(Exact name of  registrant as specified in its charter)

Delaware	1-4766	44-0651207
(State of incorporation)	(Commission File Number)	(IRS Employer ID Number)

500 Dallas Street, Suite 2615

Houston, TX  77002

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (713) 336-0844

(Former name or former address, if changed since last report)

N/A

Item 2. Acquisition or Disposition of Assets

Gateway Pipeline Company, a wholly owned subsidiary of Gateway Energy Corporation (the “Company”), sold 14 non-core natural gas gathering systems located in Texas, Oklahoma and Louisiana to an undisclosed buyer for approximately $1.1 million, effective August 1, 2002.  The sales price included $839,000 of cash at closing and a contingent payment of up to $260,000 due to be received in the fourth quarter of 2003 based on the subsequent performance of the assets.  Additionally, Gateway Pipeline Company sold its 50% interest in a south Texas gas gathering system joint venture to another buyer for $85,000 cash at closing, effective September 30, 2002.  The Company expects to record a net gain on the asset sales of approximately $60,000 in its Form 10-QSB for the quarterly period ending September 30, 2002.

A portion of the proceeds from the sales, together with bank borrowings, will be used by the Company to fund its Madisonville, Texas project.  This previously announced project involves the construction by Gateway of natural gas gathering lines and approximately 9 miles of a 10-inch diameter residue gas line associated with a treating facility to be installed by an affiliate of The Hanover Company.  The treating facility will remove impurities from produced natural gas, enabling the gas to meet pipeline quality specifications.  Of significance to Gateway, Hanover is employing the state-of-the-art, patented, absorption based technology developed by Advanced Extraction Technologies, Inc., for which Gateway has the exclusive U.S. license, to remove nitrogen from the gas.

The sale of these non-core assets (including approximately 58 miles of pipeline owned directly) is part of an overall strategy begun several years ago to rationalize the Company’s asset base, sell those that are non-core and focus on and expand those that generate the most cash flow and/or provide the greatest growth potential.  Gateway’s remaining assets, all of which meet this criterion, include the Fort Cobb Fuel Authority distribution system in Oklahoma, Gateway Pipeline Company’s industrial distribution system near Waxahachie, Texas, Gateway Offshore Pipeline Company’s gathering and pipeline systems in Texas state and federal waters near Galveston, and will include the aforementioned pipeline system near Madisonville when production commences in the first half of 2003.

Concurrent with the sale of the assets, two Vice Presidents of Gateway Pipeline Company terminated their employment with the Company.  The reduction in general and administrative expenses related to these terminations and other cost saving measures to be taken by Gateway in the near future are expected to reduce general and administrative expenses by approximately 25% in 2003 compared with the forecast level in 2002.

Item 5. Other Events and Regulation FD Disclosure

The Company previously reported that effective February 21, 2002, two wholly owned subsidiary companies, Gateway Pipeline Company and Gateway Processing Company (the “Borrowers”), entered into a term credit agreement with a bank for up to $1.5 million in one or more advances at a fixed rate of 7¼% through January 31, 2005.   In the Company’s report on Form 10-QSB for the quarterly period ended June 30, 2002, the Company further reported that construction of the Madisonville project, for which the loan was obtained, has been delayed and the total available under the term loan was not drawn before July 31, 2002, the deadline under the Credit Agreement.  At the time the Form 10-QSB was filed, an amendment to the Credit Agreement was being negotiated with the bank and the ultimate terms of the amendment could not be stated.

Effective August 31, 2002, the Company and the bank entered into a Loan Modification Agreement, under which the Borrowers and the Company delivered a restated promissory note and other documents and agreed to pay $700,000 toward the principal then outstanding under the Credit Agreement in consideration for (i) extension of the date by which Borrowers may request principal advances to February 28, 2003, (ii) extension of the due date of the first principal installment to March 31, 2003, and (iii) extension of the maturity of all outstanding principal, and accrued but unpaid interest, to August 31, 2005.  All other terms and obligations of the borrowing remain unchanged.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gateway Energy Corporation
(Registrant)
By:	/s/ S. D. Heflin
S. D. Heflin
Chief Financial Officer